Exhibit 4.3

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of October 23, 2023 (the “Effective Date”), is entered into by and between KAZIA THERAPEUTICS LIMITED, a company incorporated under the laws of Australia (“Company”), and Elena Paskalev, her successors and/or assigns (“Investor”).

A. Company and Investor are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder by the United States Securities and Exchange Commission (the “SEC”).

B. Investor desires to purchase and Company desires to issue and sell, upon the terms and conditions set forth in this Agreement a Convertible Promissory Note, in the form attached hereto as Exhibit A, in the original principal amount of $500,000.00 USD (the “Note”), convertible into either 100% American Depositary Shares of Company (the “ADSs”), each representing ten ordinary shares, no par value, of the Company (the “Ordinary Shares”), or 50% American Depositary Shares of Company (the “ADSs”), each representing ten ordinary shares, no par value, of the Company (the “Ordinary Shares”) and 50% repayable in part in cash in USD.

C. This Agreement, the Note, and all other certificates, documents, agreements, resolutions and instruments delivered to any party under or in connection with this Agreement, as the same may be amended from time to time, are collectively referred to herein as the “Transaction Documents”.

D. For purposes of this Agreement: “Conversion ADSs” means all ADSs issuable upon conversion of all or any portion of the Note; and “Securities” means the Note and the Conversion ADSs.

NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Investor hereby agree as follows:

1. Purchase and Sale of Securities.

1.1. Purchase of Securities. Company shall issue and sell to Investor and Investor shall purchase from Company the Note. In consideration thereof, Investor shall pay the Purchase Price (as defined below) to Company.

1.2. Form of Payment. On the Closing Date (as defined below), Investor shall pay the Purchase Price to Company via wire transfer of immediately available funds against delivery of the Note.

1.3. Closing Date. Subject to the satisfaction (or written waiver) of the conditions set forth in Section 6 and Section 7 below, the date of the issuance and sale of the Note pursuant to this Agreement (the “Closing Date”) shall be October 23, 2023, or another mutually agreed upon date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the Closing Date by means of the exchange by email of signed .pdf documents.

1.4. Purchase Price. The “Purchase Price” shall be $500,000.00.

2. Security Interest. The obligations of the Company under the Note will be unsecured obligations of the Company.

3. Investor’s Representations and Warranties. Investor represents and warrants to Company that as of the Closing Date: (i) the Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, (ii) the making and performance of this Agreement by the Investor and the consummation of the transactions herein contemplated will not violate any provision of any organizational documents of the Investor or conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any material agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which the Investor is a party or, any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental agency or body applicable to the Investor, (iii) no consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental agency or body is required on the part of the Investor for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, (iv) this Agreement constitutes a valid and binding agreement of Investor enforceable in accordance with its terms; (v) at the time the Investor was offered the Securities, it was, and as of the date hereof it is, and on each date on which it will receive Conversion ADSs, it will be (1) (x) an “accredited investor” as defined in Rule 501(a)under the Securities Act or (y) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act and (2) a sophisticated or professional investor under sections 708(8) and 708(11) of the Corporations Act (as defined below); (vi) the Investor is purchasing the Securities for its own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act; provided, however, that by making the representations herein, such Investor does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act; and (vii) the Investor understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities, (viii) the Investor understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances, (ix) the Investor did not learn of the investment in the Securities as a result of any general solicitation or general advertising and (x) the Investor has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the Securities Act.

4. Company’s Representations and Warranties. Company represents and warrants to Investor that as of the Closing Date: (i) Company is duly organized, validly existing and, if applicable under the laws of the jurisdiction in which it is formed, in good standing under the laws of its jurisdiction of incorporation or organization and has the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted; (ii) Company is duly qualified as a foreign corporation to do business and is in good standing, if applicable under the laws of the jurisdiction in which it is formed, in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to result in: (a) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (b) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company, or (c) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (a), (b) or (c), a “Material Adverse Effect”); (iii) Company has registered its ADSs under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is obligated to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act; (iv) each of the Transaction Documents and the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action by the Company; (v) this Agreement and the other Transaction Documents have been duly executed and delivered by Company and constitute the valid and binding obligations of Company enforceable in accordance with their terms; (vi) the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of the Company’s constitution, certificate or articles of association, bylaws or other organizational or charter documents, or (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (c) subject to the Required Approvals (as defined below), conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (b) and (c), such as could not have or reasonably be expected to result in a Material Adverse Effect; (vii) the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (a) the filings required pursuant to Section 5.2 of this Agreement, (b) the filing of all forms, notices and certificates required pursuant to the Corporations Act (as defined below) and/or the ASX Listing Rules with respect to the transactions contemplated by the Transaction Documents, and (c) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws, if required (collectively, the “Required Approvals”); (viii) none of Company’s filings with the SEC contained, at the time they were filed, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; (ix) Company has filed all reports, schedules, forms, statements and other documents required to be filed by Company with the SEC under the Exchange Act on a timely basis or has received a valid extension of such time of filing and has filed any such report, schedule, form, statement or other document prior to the expiration of any such extension; (x) there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company or any of its respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect; (xi) Company is not, nor has it been at any time in the previous twelve (12) months, a “Shell Company,” as such type of “issuer” is described in Rule 144(i)(1) under the Securities Act; and (xii) when issued, the Conversion ADSs will be duly authorized, validly issued, fully paid for and free and clear of all liens, claims, charges and encumbrances. Company, being aware of the matters and legal issues described in subsections (xv) above, acknowledges and agrees that such matters, or any similar matters, have no bearing on the transactions contemplated by the Transaction Documents and covenants and agrees it will not use any such information or legal theory as a defense to performance of its obligations under the Transaction Documents or in any attempt to avoid, modify, reduce, rescind or void such obligations.

5. Company Covenants; Registration Obligation.

5.1. Covenants. Until all of Company’s obligations under all of the Transaction Documents are paid and performed in full, or within the timeframes otherwise specifically set forth below, Company will at all times comply with the following covenants: (i) so long as Investor beneficially owns any of the Securities and for at least twenty (20) Trading Days thereafter, Company will timely file on or before the applicable deadline all reports required to be filed with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act, and will take all reasonable action under its control to ensure that adequate current public information with respect to Company, as required in accordance with Rule 144 of the Securities Act, is publicly available, and will not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination; (ii) when issued, the Conversion ADSs will be duly authorized, validly issued, fully paid for and free and clear of all liens, claims, charges and encumbrances; (iii) the ADSs will be listed or quoted for trading on Nasdaq; and (iv) trading in the ADSs will not be suspended, halted, or otherwise cease trading on Nasdaq, unless the suspension or halt was voluntarily requested by the Company. “Trading Day” means a day on which the Nasdaq Capital Market is open for trading.

5.2. Registration Obligation.

(a) Initial Registration. Within 60 days from the Closing Date, Company will prepare and file with the SEC a registration statement on Form F-3 or, if Company is not then eligible to register for resale securities on Form F-3, on another appropriate form of registration statement, covering the resale of at least the Initial Required Registration Amount (as defined below) for an offering to be made on a continuous basis pursuant to Rule 415(a)(1)(i) (the “Resale Registration Statement”). Company will use commercially reasonable efforts to cause the Resale Registration Statement to be declared effective under the Securities Act, promptly after the filing thereof, including without limitation using commercially reasonable efforts to respond to any comments from the SEC, and will use its commercially reasonable to keep such Resale Registration Statement continuously effective under the Securities Act, and prepare and file prospectus supplements that includes any information previously omitted from the prospectus filed as part of the initial Resale Registration Statement and pre- and post-effective amendments as necessary, until the date that all of the Initial Required Registration Amount of Conversion ADSs have been sold thereunder or pursuant to Rule 144. Investor agrees to furnish to Company and provide to Company such information requested by Company in connection with the preparation of the Resale Registration Statement and understands that such information will be relied upon by Company in connection with the preparation or amendment of the Resale Registration Statement and the related prospectus and any amendments or supplements thereto. As used herein, the term “Initial Required Registration Amount” means one hundred fifty percent (150%) of the initial number of Conversion ADSs that would be issuable upon a full conversion of the Note as of the date of the filing of the Resale Registration Statement.

(b) Subsequent Registration. In the event the number of shares available under the Resale Registration Statement is insufficient to cover the Required Registration Amount (as defined below), Company shall use commercially reasonable efforts to amend such Resale Registration Statement (if permissible), or file with the SEC a new Resale Registration Statement (on the short form available therefor, if applicable), or both, so as to cover at least the Required Registration Amount as of the Trading Day immediately preceding the date of the filing of such amendment or new Resale Registration Statement, in each case, as soon as practicable, but in any event not later than thirty (30) days after written notice from Investor of the necessity therefor (but taking account of the position of the SEC with respect to the date on which the SEC will permit such amendment to the Resale Registration Statement and/or such new Resale Registration Statement (as the case may be) to be filed with the SEC). Company shall use its commercially reasonable efforts to cause such amendment to such Resale Registration Statement and/or such new Resale Registration Statement (as the case may be) to become effective as soon as practicable following the filing thereof with the SEC. Company shall be entitled to take into account the position of the SEC with respect to the maximum number of shares of ADSs which may be registered on each such Resale Registration Statement at the time of effectiveness thereof. For purposes of the foregoing provision, the number of shares available under a Resale Registration Statement shall be deemed “insufficient to cover the Required Registration Amount” if at any time the number of Conversion ADSs available for resale under the applicable Resale Registration Statement is less than the Required Registration Amount as of such time. As used herein, the term “Required Registration Amount” means the maximum number of Conversion ADSs issuable upon a full conversion of the Note as of the Trading Day immediately preceding the applicable date of determination.

6. Conditions to Company’s Obligation to Sell. The obligation of Company hereunder to issue and sell the Securities to Investor at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

6.1. Investor shall have executed this Agreement and delivered the same to Company.

6.2. Investor shall have delivered the Purchase Price to Company in accordance with Section 1.2 above.

7. Conditions to Investor’s Obligation to Purchase. The obligation of Investor hereunder to purchase the Securities at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following applicable conditions, provided that these conditions are for Investor’s sole benefit and may be waived by Investor at any time in its sole discretion:

7.1. Company shall have executed and delivered this Agreement and the Note to Investor.

7.2. Company shall have delivered to Investor fully executed copies of all other Transaction Documents required to be executed by Company herein or therein.

8. Miscellaneous. The provisions set forth in this Section 8 shall apply to this Agreement, as well as all other Transaction Documents as if these terms were fully set forth therein; provided, however, that in the event there is a conflict between any provision set forth in this Section 8 and any provision in any other Transaction Document, the provision in such other Transaction Document shall govern.

8.1. ASX Cleansing Statement. If the Company is admitted to the official list of the Australian Securities Exchange (the “ASX”) at the time any Ordinary Shares underlying the Conversion ADSs are issued, the Company must use its best efforts to ensure that it lodges with ASX a notice in accordance with section 708A(5)(e) of the Australian Corporations Act 2001 (Cth) (as amended) (the “Corporations Act”) within 5 Trading Days of the issue of such Ordinary Shares, provided that, if for any reason within that 5 Trading Days the Company does not lodge a Cleansing Notice in compliance with the requirements of section 708A(5)(e) of the Corporations Act in respect of an issue of such Ordinary Shares, the Company shall, at its own expense and as soon as practicable, do everything necessary to ensure that such Ordinary Shares are able to be freely traded on ASX in compliance with the ASX Listing Rules and the Corporations Act, including obtaining an exemption from the Australian Securities and Investments Commission (“ASIC”) or the lodging of a disclosure document with ASIC in accordance with the requirements of Chapter 6D of the Corporations Act.

8.2. Governing Law; Venue. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then, the prevailing party in such action or proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

8.3. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.4. Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

8.5. Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

8.6. Entire Agreement. This Agreement, together with the other Transaction Documents, contains the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Company nor Investor makes any representation, warranty, covenant or undertaking with respect to such matters. For the avoidance of doubt, all prior term sheets or other documents between Company and Investor, or any affiliate thereof, related to the transactions contemplated by the Transaction Documents (collectively, “Prior Agreements”), that may have been entered into between Company and Investor, or any affiliate thereof, are hereby null and void and deemed to be replaced in their entirety by the Transaction Documents. To the extent there is a conflict between any term set forth in any Prior Agreement and the term(s) of the Transaction Documents, the Transaction Documents shall govern.

8.7. Amendments. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by both parties hereto.

8.8. Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of: (i) the date delivered, if delivered by personal delivery as against written receipt therefor or by email to an executive officer named below or such officer’s successor, or by facsimile (with successful transmission confirmation which is kept by sending party), (ii) the earlier of the date delivered or the third Trading Day after deposit, postage prepaid, in the United States Postal Service by certified mail, or (iii) the earlier of the date delivered or the third Trading Day after mailing by express courier, with delivery costs and fees prepaid, in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by five (5) calendar days’ advance written notice similarly given to each of the other parties hereto):

If to Company:

Kazia Therapeutics

Attn: Karen Krumeich

Three International Towers

Level 24, 300 Barangaroo Avenue

Sydney NSW 2000, Australia

Email: karen.krumeich@kaziatherapeutics.com

With a copy to (which copy shall not constitute notice):

Goodwin Procter LLP

Attn: Stephanie Richards

100 Northern Avenue

Boston, MA 02210

Email: SRichards@goodwinlaw.com

If to Investor:

Elena Paskalev

[...]

8.9. Successors and Assigns. This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by Investor hereunder may not be assigned by Investor to a third party, including its affiliates, in whole or in part, without the prior written consent of the Company. Company may not assign its rights or obligations under this Agreement or delegate its duties hereunder, whether directly or indirectly, without the prior written consent of Investor, and any such attempted assignment or delegation shall be null and void.

8.10. Survival. The representations and warranties of Company and the agreements and covenants set forth in this Agreement shall survive the Closing and the delivery of the Conversion ADSs.

8.11. Investor’s Rights and Remedies Cumulative. All rights, remedies, and powers conferred in this Agreement and the Transaction Documents are cumulative and not exclusive of any other rights or remedies, and shall be in addition to every other right, power, and remedy that Investor may have, whether specifically granted in this Agreement or any other Transaction Document, or existing at law, in equity, or by statute, and any and all such rights and remedies may be exercised from time to time and as often and in such order as Investor may deem expedient.

8.12. Waiver. No waiver of any provision of this Agreement shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

8.13. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING SUCH PARTY’S RIGHT TO DEMAND TRIAL BY JURY.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned Investor and Company have caused this Agreement to be duly executed as of the date first above written.

INVESTOR:

Elena Paskalev

/s/ Elena Paskalev
Date: Zurich October 23, 2023

COMPANY:

KAZIA THERAPEUTICS LIMITED /s/ John Friend
By: John Friend Title: Chief Executive Officer Date: October 23, 2023

/s/ Steven Coffey
By: Steven Coffey Title: Director Date: October 23, 2023

[Signature Page to Securities Purchase Agreement]

Exhibit A

THIS CONVERTIBLE PROMISSORY NOTE AND ANY SECURITIES INTO WHICH THIS CONVERTIBLE PROMISSORY NOTE IS CONVERTIBLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

THIS CONVERTIBLE PROMISSORY NOTE AND ANY SECURITIES INTO WHICH THIS CONVERTIBLE PROMISSORY NOTE IS CONVERTIBLE ARE SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED HEREIN AND IN THAT CERTAIN SECURITIES PURCHASE AGREEMENT, DATED OCTOBER 23, 2023 WHICH RESTRICTIONS ON TRANSFER ARE INCORPORATED HEREIN BY REFERENCE.

CONVERTIBLE PROMISSORY NOTE

$500,000.00 (USD)	October 23, 2023

FOR VALUE RECEIVED, Kazia Therapeutics Limited, a company incorporated under the laws of Australia (the “Company”), promises to pay to the order of Elena Paskalev, or her permitted assigns (“Holder”), the principal amount of $500,000.00 with simple interest on the outstanding principal amount at the rate of ten percent (10%) per annum (computed on the basis of actual calendar days elapsed and a year of 365 days) or, if less, at the highest rate of interest then permitted under applicable law. Interest shall commence with the date hereof and shall continue on the outstanding principal of this Convertible Promissory Note (this “Note”) until paid or converted in accordance with the provisions hereof.

1. Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings provided therefor in the Agreement (as defined below). For purposes of this Note, the term “Affiliate” shall mean, with respect to any person or entity, any person or entity which directly or indirectly controls, is controlled by or is under common control with such person or entity, as applicable. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

2. Securities Purchase Agreement. This Note is issued pursuant to the terms of that certain Securities Purchase Agreement (the “Agreement”) dated as of October 23, 2023, by and between the Company and Holder.

3. Maturity. Unless sooner paid or converted in accordance with the terms hereof, the entire unpaid principal amount and all unpaid accrued interest shall, upon demand by the Investor, become due and payable on the date that is six (6) months from the Closing Date (the “Maturity Date”).

4. Payments.

(a) Form of Payment. Unless otherwise provided herein, all payments of interest and principal under this Note shall consist of either 100% in the Company’s American Depositary Shares (the “ADSs”), each representing ten ordinary shares, no par value, of the Company (the “Ordinary Shares”), to be issued to Holder in accordance with Section 6(a) of this Note OR (i) 50% in the Company’s American Depositary Shares (the “ADSs”), each representing ten ordinary shares, no par value, of the Company (the “Ordinary Shares”), to be issued to Holder in accordance with Section 6(a) of this Note and (ii) 50% in cash in USD payable to Holder by wire transfer pursuant to the account information provided below:

[…]

(b) Interest Payment. Unless otherwise provided under Section 4(c) or 5, all interest accrued hereunder shall be payable by the Company on the Maturity Date.

(c) Prepayment. The Company may prepay the principal or any interest outstanding under this Note in cash at any time without penalty.

5. Conversion at Election of Holder; Repayment in Cash. On and after November 17, 2023, the Holder shall be entitled to convert this Note into such number of ADSs and cash as follows:

(a) Conversion to ADSs. Subject to Section 6(c), the Holder shall be entitled to convert this Note into such number of ADSs (the “Conversion ADSs”), rounded down to the nearest whole ADS, that is obtained by dividing (a) 50% of the outstanding principal amount under this Note, plus any accrued and unpaid interest thereon, by (b) the closing price of the ADSs reported on the Nasdaq Stock Market on the date of conversion.

(b) Repayment in Cash. The cash repayment payable by the Company shall be equal to the outstanding principal amount under this Note, plus any accrued and unpaid interest thereto minus the value of the ADSs issued pursuant to Section 5(a). The Company shall make any cash payments under this Section 5(b) no later than three Business Days after the date of conversion. “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York and the State of New South Wales, Australia, are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York or in the City of Sydney, Australia are generally open for use by customers on such day.

(c) Notice of Conversion. A notice of conversion delivered hereunder shall be by written notice from the Holder to the Company and may be delivered by any method permitted under Section 8.8 of the Agreement. The Company shall not be required to issue any ADSs or make any repayment in cash under this Section 5 prior to November 17, 2023.

6. Conversion Procedures.

(a) Method of Delivery. The Company shall deposit the Ordinary Shares with The Bank of New York Mellon, the Depositary for the issuance of the Conversion ADSs (the “Depositary”) and instruct the Depositary to (x) deliver the number of Conversion ADSs to which the Holder is entitled pursuant to such conversion to a restricted book-entry account, registered in the name of the Holder and maintained on the books of the Depositary in accordance with the applicable ADS delivery order, or (y) otherwise by physical or electronic delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Conversion ADSs to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in Section 8.8 of the Agreement by the third Trading Day following the date an effective conversion notice is delivered under Section 5 hereof.

(b) No Fractional ADSs. No fractional ADSs shall be deliverable upon conversion of this Note and the number of ADSs issuable upon conversion hereof shall be rounded down to the nearest whole ADS, with any fractional amount to be paid in cash.

(c) Maximum Number of ADSs. To the extent the Company’s Ordinary Shares are listed or quoted on the ASX (as defined below), the Company shall not be required to seek shareholder approval for any issuance of ADSs upon conversion hereunder pursuant to ASX Listing Rule 7.1 or otherwise and the Company shall not be required to issue any ADSs upon conversion in excess of any amount that would cause it to seek or obtain shareholder approval pursuant to ASX Listing Rule 7.1 or otherwise.

(d) Substitution of Ordinary Shares for ADSs. If the Company elects to list the Ordinary Shares on a Trading Market or the Deposit Agreement covering the ADSs is terminated, this Note shall become exercisable for Ordinary Shares and the references herein to ADSs shall instead refer to Ordinary Shares and any references to Depositary shall instead refer to the Company’s transfer agent.

7. Australian Law Requirements. Notwithstanding any provision in this Note to the contrary, in no circumstances will the Company be required to issue Ordinary Shares if to do so would contravene with any applicable laws that the Company is bound to including the Australian Corporations Act 2001 (Cth) (as amended) (the “Corporations Act”) and, if the Company is then admitted to the official list of the Australian Securities Exchange (the “ASX”), the listing rules promulgated by the ASX (the “ASX Listing Rules”), as amended from time to time. On or before the Maturity Date, the Company shall, subject to the Corporations Act and the ASX Listing Rules, as applicable:

i.	if the Company is listed on the ASX, lodge an Appendix 3B with the ASX in respect of any proposed issue of the Ordinary Shares, if applicable;

ii.	issue and allot the Ordinary Shares to the Depository’s custodian;

iii.	if the Company is listed on the ASX, lodge an Appendix 2A with the ASX in respect of the issue of such Ordinary Shares, if applicable; and

iv.

if the Company is listed on the ASX, either (a) issue a Cleansing Notice under the Corporations Act, or (b) lodge a prospectus with ASIC under the Corporations Act which qualifies the Ordinary Shares for resale under section 708A(11) of the Corporations Act, or (c) obtain an exemption from the Corporations Act to allow the immediate resale of such Ordinary Shares, if applicable, in each case in respect of such Ordinary Shares.

8. Lost, Stolen, Destroyed or Mutilated Notes. In case this Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Note.

9. Security. This Note is an unsecured obligation of the Company.

10. Governing Law. This Note is to be construed in accordance with and governed by the laws of the State of New York, without regard to any conflicts of law provisions thereof.

11. Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding.

12. Amendment and Waiver. Any provision of this Note may be amended or waived by a writing signed by the Company and the Holder.

13. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Note shall be made in accordance with Section 8.8 of the Agreement.

14. Severability. Should any part or provision of this Note be held to be invalid by any competent court, governmental or administrative authority having jurisdiction, the other provisions of this Note shall nonetheless remain valid. In this case, the Company and the Holder shall endeavour to negotiate a substitute provision that best reflects the economic intentions of the parties without being unenforceable.

15. Assignment. The Company shall not have the right to assign its rights and obligations hereunder or any interest herein. Neither this Note nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, without the Company’s prior written consent, which the Company may withhold in its sole discretion.

16. Excessive Interest. Notwithstanding any other provision herein to the contrary, this Note is hereby expressly limited so that the interest rate charged hereunder shall at no time exceed the maximum rate permitted by applicable law. If, for any circumstance whatsoever, the interest rate charged exceeds the maximum rate permitted by applicable law, the interest rate shall be reduced to the maximum rate permitted, and if Holder shall have received an amount that would cause the interest rate charged to be in excess of the maximum rate permitted, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing hereunder (without charge for prepayment) and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, such excess shall be refunded to the Company.

17. Waiver of Notice. The Company and all sureties, endorsers and guarantors hereby waive all notices required by law, including without limitation presentment and demand for payment, protest, and notice of demand, protest, dishonor and nonpayment. This Note shall be the joint and several obligation of all makers, sureties, endorsers and guarantors, and shall be binding upon them and their successors and assigns. The non-exercise by Holder of their rights hereunder in any particular situation shall not constitute a waiver thereof in that or any subsequent instance.

18. Time of the Essence. Time is of the essence under this Note and with respect to the payments and other obligations hereunder.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its officers, thereunto duly authorized as of the date first above written.

Kazia Therapeutics Limited

By:
Name:
Title: